Filed by TiVo Inc. Pursuant to
Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Companies:
TiVo Inc. (Commission File No. 000-27141)
Rovi Corporation (Commission File No. 000-53413), and
Titan Technologies Corporation(Commission File No. 000-53413)

TiVo Acquisition Announcement
Employee FAQ
April 29, 2016

1.	What are we announcing today?
Today, we begin a new chapter in TiVo’s history with our agreement to combine with Rovi to create a leading provider of discovery solutions, recommendations, advertising and analytics. We are confident this transaction will bring exciting opportunities for our customers, as together the combined companies will be able to leverage significant R&D for our customers. To learn more about Rovi Corporation visit www.rovicorp.com.

2.	What are the strategic merits of the transaction?

•
Complementary product portfolio greatly enhances product strength. TiVo has a strong direct-to-consumer product offering as well as a rapidly growing advanced television solution for Pay TV providers, globally. These product offerings are a key reason for Rovi’s acquisition of TiVo.

•	Enhances IP innovation engine and strengthens the depth of TiVo’s and Rovi’s IP Portfolios

•	Will create industry leadership in Discovery with established global footprint

•	Solidifies leadership in Advanced Search & Recommendations and Analytics offerings and accelerates growth.

•	Combination expands global reach and customer base.

•	Combination of talent, technology and products to achieve shared goals and deliver more than either company could alone. Pro forma capital structure provides financial strength and flexibility.

•	Enhances IP innovation engine and strengthens depth of IP Portfolio.

3.	Who are the key leaders of Rovi?
Rovi is led by Tom Carson. For a complete background of the management team visit: http://www.rovicorp.com/company/management-team.html.

4.	How long has Rovi been evaluating TiVo?
TiVo has been having discussions with Rovi over a period of time, however, the discussions accelerated over the past few months leading to today’s announcement. Additional details regarding the discussions will be filed in our joint proxy statement.

5.	What do next steps look like in the process?

•	Both TiVo and Rovi will continue to operate independently as separate companies until the deal is completed

•	Typically, this process can take several months, but we expect the deal to be completed in Q3 2016

•	It is business as usual during the next several months until the acquisition receives regulatory and stockholder approval and when other closing conditions are finalized

•	During this time, we will conduct integration planning with a defined set of teams from both companies and embark on a focused set of activities to prepare for Day 1 after close and beyond

•	More specifics will be available once we close the transaction and details have been finalized

•	While we may not have specific answers to all of your questions, feel free to raise questions between now and close with your managers or with a member of our HR team.

6.	When will the transaction close?
The transaction is subject to shareholder approvals from both companies, requires U.S. antitrust clearance and the satisfaction of other customary closing conditions, and is expected to close in the third quarter of 2016

7.	What will U.S. antitrust clearance entail?
The regulatory review will entail a complete review of the two businesses. The two companies will file for regulatory clearances in various jurisdictions separately.
The clearance process involves customary filings with antitrust regulators regarding the two businesses.

8.	Who are Rovi’s key customers?
Microsoft, Facebook, Dish Network, Time Warner Cable, Charter and AT&T are amongst some of Rovi’s key customers. Please see Rovi’s customers highlighted here: http://www.rovicorp.com/customers.html.

9.	Is there any product overlap between the companies?
The companies have complimentary products in the Guides, Search & Recommendations and Analytics businesses.

10.	Will TiVo be a separate entity within Rovi, or will TiVo be fully integrated into Rovi?
The companies will form a new parent holding company of which Rovi and TiVo will be separate companies under the new parent company. Rovi and TiVo anticipate the parent company’s leadership team will have strong representation from both companies. The parent company’s board of directors is expected to include TiVo board members. Following the close of the transaction, Rovi plans to adopt the iconic TiVo company name.

11.	Are there any organization / product changes contemplated as a result of this acquisition?
Details of the combined organization will be outlined once we are well into the Integration process.

12.	How soon can TiVo employees interact with the Rovi employees?
Until the deal is completed, including receipt of regulatory clearances, discussions with Rovi team members will be directed through the Integration Team. No customer proposals or pricing information can be shared with Rovi until the transaction closes.

13.	How would you describe the culture within Rovi?
Rovi collaborates as one team across many offices and locations. The Rovi team is a passionate, exceptionally talented one across the globe with offices in North America, Europe and Asia. Rovi’s core values are foundational to their culture and include: Innovation, Ownership, Teamwork and Customer-Driven.

14.	Where is Rovi located in California? Do we expect any TiVo or Rovi resources to relocate as a result of the transaction?
Rovi is headquartered in San Carlos, CA, with major office locations in Burbank, CA and Wayne, PA. Internationally, Rovi has offices in Europe and Asia. As part of the integration planning process, teams will review operational and organizational related items. For the foreseeable future, there is no plan to move TiVo employees.

15.	Does Rovi have any patents?
Rovi has a robust portfolio of more than 5,000 issued and pending patents - one of the world’s leading digital entertainment patent portfolios.

16.	What is Rovi’s IP?
The Rovi patent portfolio includes important coverage in areas such as interactive program guides, DVRs, on-demand programming (VOD and OTT), multi-screen experiences, interactive video applications and more.

17.	What has the reaction been of TiVo Pay TV customers in relation to this deal?

We have had a number of discussions with TiVo Pay TV customers. Each Pay TV customer has a unique view on the transaction and we will continue to enthusiastically work to ensure that this deal serves the best interests of all parties.

18.	When will the Integration process start?
An Integration Team will be announced in the days to come.

19.	Will employees keep their existing email addresses?
As part of the integration planning process, teams will review operational and organizational related items, such as this one. More information will be available once the transaction is completed and as the teams gain a deeper understanding and work through details.

20.	What does this acquisition mean for TiVo employees?
Long term, the acquisition is expected to provide increased professional opportunities for people within the combined entities. TiVo employees will benefit from being part of a larger, more diverse business.

21.	Will there be any changes in TiVo benefit or 401K plans?
Rovi cares about our employees and offers very competitive benefits. As part of the integration planning process, teams will review benefits plans. Rovi HR representatives will outline benefits including medical, dental, vision and other insurances, 401(k), and flexible time off and other perks. We will provide updates as the teams work through details.

22.	What Engineering tools will Rovi be using?
As part of the integration planning process, teams will review systems, tools and processes. Rovi, like TiVo, is very process and tool-oriented in the approach to product development. We use a combination of tools across the engineering teams today including: Innotas, Confluence, Jira - Agile, and VersionOne. More information will be available as the teams work through details.

23.	When will TiVo employees move to Rovi payroll?
As part of the integration planning process, organizational and operational items will be addressed. More details to follow.

24.	Will my current title or position change at Rovi?
It’s too early to say. As part of the integration planning process, organizational and operational items will be key areas considered. More information will be available as the team work through details and after close as we are two separate companies until that time.

25.	What is the Holiday schedule for Rovi?
The holiday schedule varies depending on office location at Rovi. More information about the schedule will be shared in the future.

26.	Will there be changes to the vacation plan?
There are no changes contemplated at this time to the vacation plan.

27.	Will the expense reimbursement policy change?
Yes, TiVo employees will follow Rovi’s policies for expense reimbursements once the transaction closes.

28.	Will TiVo employee phone numbers change?
Not in the foreseeable future.

29.	Will TiVo continue to develop current products?
Yes, TiVo will continue to develop products as it is doing today. Post close we will look at opportunities to take advantage of the combined strengths resulting from this deal.

30.	How will TiVo and Rovi integration process look like?

•	The integration planning team will include leaders from both Rovi and TiVo representing their respective businesses and functions.

•	The integration team will work on a defined set of activities with the goal of understanding how we’ll work together effectively as one organization.

•	Integration planning spans the period between the announcement of the deal and when the deal is completed.

Actual integration activities begin once the transaction is completed and we are one company.

31.	Will the acquisition cause any reductions in TiVo's employment?
All staffing and resources will be evaluated throughout the integration process to maximize capabilities for various functions.

Forward-Looking Statements

Certain statements made or incorporated by reference herein, including, for example, regarding the proposed transactions among TiVo Inc. (the “Company”), Titan Technologies Corporation (“Parent”) and Rovi Corporation (“Rovi”), enhanced product strength, global reach and customer base of the combined companies, and any other statements about Company or Rovi management’s future expectations, beliefs, goals, plans or prospects, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company and Rovi, all of which are subject to change. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) uncertainties as to the timing of the consummation of the transactions and the ability of each party to consummate the transactions; 2) uncertainty as to the actual premium that will be realized by Company stockholders in connection with the proposed transactions; 3) failure to realize the anticipated benefits of the proposed transactions, including as a result of delay in completing the transactions or integrating the businesses of the Company and Rovi; 4)

uncertainty as to the long-term value of Parent common stock; 5) unpredictability and severity of natural disasters; 6) adequacy of the Company’s or Rovi’s risk management and loss limitation methods; 7) the resolution of intellectual property claims; 8) seasonal trends that impact consumer electronics sales; 9) Parent’s ability to implement its business strategy; 10) adequacy of Parent’s, the Company’s or Rovi’s loss reserves; 11) retention of key executives by the Company and Rovi; 12) intense competition from a number of sources; 13) potential loss of business from one or more major licensees; 14) general economic and market conditions; 15) the integration of businesses Parent may acquire or new business ventures Parent may start; 16) evolving legal, regulatory and tax regimes; 17) the expected amount and timing of cost savings and operating synergies; 18) failure to receive the approval of the stockholders of either the Company or Rovi; 19) litigation related to the transactions; 20) unexpected costs, charges or expenses resulting from the transactions; and 21) other developments in the DVR and advanced television solutions market, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of the Company, Parent and Rovi on file with the Securities and Exchange Commission (“SEC”). Our SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statements made or incorporated by reference herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Proposed Transactions and Where to Find It

This communication is not a solicitation of a proxy from any stockholder of the Company, Rovi or Parent. In connection with the Agreement and Plan of Merger among Rovi, the Company, Parent, Nova Acquisition Sub, Inc. and Titan Acquisition Sub, Inc., Rovi, the Company and Parent intend to file relevant materials with the SEC, including a Registration Statement on Form S-4 filed by Parent that will contain a joint proxy statement/prospectus. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ROVI, TIVO, PARENT AND THE PROPOSED TRANSACTIONS. The Form S-4, including the joint proxy statement/prospectus, and other relevant materials (when they become available), and any other documents filed by the Company, Parent or Rovi with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016, (212) 929-5500, proxy@mackenziepartners.com.

Participants in the Solicitation

The Company, Rovi, Parent and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Company and Rovi stockholders in connection with the proposed transactions. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors and their ownership of Company common stock in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2016, which was filed with the SEC on March 23, 2016, and its proxy statement on Schedule 14A for its 2015 annual meeting of stockholders, which was filed with the SEC on June 1, 2015. These documents are available free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016, (212) 929-5500, proxy@mackenziepartners.com. Information about the executive officers and directors of Rovi (and, in some instances, Parent) is set forth in Rovi’s annual report on Form 10-K for the fiscal year ending December 31, 2015, which was filed with the SEC on February 11, 2016, and its proxy statement on Schedule 14A for its 2016 annual meeting of stockholders , which was filed with the SEC on March 11, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov. Other information regarding the participants in the solicitation and description of their direct and indirect interests, by security holdings or otherwise, which may, in some cases, be different than those of the Company’s and Rovi’s stockholders generally, will be contained in the Form S-4 and the joint proxy statement/prospectus regarding the proposed transactions that Parent will file with the SEC when it becomes available.